Exhibit 99.1

Marathon Digital Holdings Announces Bitcoin Production and

Mining Operation Updates for September 2023

– Increased Monthly Average Operational Hash Rate 20%

– Produced 1,242 BTC in September 2023 and 8,610 BTC Year-To-Date

– Record Monthly Share of Miner Rewards at 4.3%

– Combined Unrestricted Cash and Bitcoin Was $471 Million as of September 30, 2023

Fort Lauderdale, FL – October 4, 2023 – Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), a leader in supporting and securing the Bitcoin ecosystem, today published unaudited bitcoin (“BTC”) production and miner installation updates for September 2023.

Management Commentary

“We produced 1,242 bitcoin in September, which is a 16% increase from last month and a 245% increase from September of last year,” said Fred Thiel, Marathon’s chairman and CEO. “The increase in bitcoin production from August was due to improved uptime and decreased curtailment activity in Texas. In September, our share of the bitcoin network’s available miner rewards was a record 4.3%, up from 3.7% last month and the previous record of 4.1% in July 2023.

“Energization of the facility in Garden City, Texas is still pending. However, based on the latest updates, we believe the facility will start to come online this month. While our hosting provider completes the final steps to energize the site, the Marathon team has focused on increasing uptime at our other locations, especially in McCamey, Texas. By upgrading equipment, leveraging our proprietary firmware, and making other technical improvements, we increased our U.S. average operational hash rate 20% month-over-month to 15.8 exahashes. We believe there is still room for improvement at our McCamey site, and we are working with our hosting provider to further increase uptime.

“Outside the US, our joint venture in Abu Dhabi mined 50 bitcoin in September of which approximately 10 bitcoin is our share. Construction is nearly complete at our second, larger site, and we continue to expect the project’s full 7.0 exahashes to be online before year-end 2023.

“In September, we opportunistically retired the majority of our convertible debt at a significant discount. This accretive transaction creates shareholder value and positions Marathon to capitalize on any near-term turbulence in the Bitcoin mining sector. With the next halving just over six months away, our balance sheet is now a source of strength that allows us to focus on further increasing efficiency and lowering costs.

“Our primary focus is still growth. Now that we have reached our primary domestic growth target of 23 exahashes on an installed basis, we are evaluating multiple opportunities for our next 5 exahashes of hash rate capacity including international locations with low-cost renewable energy. We expect to announce specifics on our expansion plans in the weeks ahead.

“Lastly, I’d like to remind our shareholders to vote in the upcoming Special Meeting of Shareholders, now scheduled for November 10, 2023. We adjourned the previous meeting because we did not receive enough votes to achieve a quorum. We also recently provided more details about our Long-Term Incentive Plan or LTIP. Please note our LTIP is solely based on Marathon stock price performance relative to our closest peers which we believe to be fully aligned with shareholder interests.”

Operational Highlights and Updates

Figure 1: U.S. Operational Highlights

Metric	9/30/2023	9/30/2022	% Δ	9/30/2023	8/31/2023	% Δ
Bitcoin Produced - U.S. Only	1,232	360	242%	1,232	1,062	16%
Average Bitcoin Produced per Day	41.1	12.0	242%	41.1	34.3	20%
Energized Hash Rate (EH/s)[1]	19.1	3.8	403%	19.1	19.1	—%
Average Operational Hash Rate (EH/s)2	15.8	NA		15.8	13.2	20%
Installed Hash Rate (EH/s)[3]	23.1	3.8	508%	23.1	23.1	—%

1. Defined as the amount of hash rate that could theoretically be generated if all miners that have been energized are currently in operation (includes miners that are temporarily offline for maintenance or similar reasons). Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

2. Defined as the average hash rate that was actually generated during the month from all operational miners. All figures are estimates and are rounded.

3. Defined as the sum of energized hash rate (see above) and hash rate that has been installed but is not yet energized (e.g., miners are in containers but not energized). Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

The Company’s average fleet efficiency, based on manufacturers’ specifications, was 25.2 J/TH (joules per terahash) as of October 1, 2023. Once fully deployed, Marathon’s U.S. fleet efficiency is expected to be approximately 24 J/TH, according to the manufacturers’ specifications.

Figure 2: U.S. Operational Details by Site

Hash Rates in EH/s			Installed Hash Rate		Energized Hash Rate		Avg Operating Hash Rate		Avg % of Energized
Site	State	Host	Aug 2023	Sep 2023	Aug 2023	Sep 2023	Aug 2023	Sep 2023	Aug 2023	Sep 2023
McCamey	TX	US Bitcoin	7.8	7.7	7.8	7.7	4.0	5.8	51%	75%
Ellendale	ND	Applied	7.6	7.7	7.6	7.7	6.6	6.6	87%	86%
Garden City	TX	Applied	4.1	4.1	0.0	0.0	0.0	0.0	0%	0%
Granbury	TX	US Bitcoin	1.9	1.9	1.9	1.9	1.1	1.5	56%	81%
Jamestown	ND	Applied	1.4	1.4	1.4	1.4	1.3	1.2	89%	84%

Note: Table above does not include smaller sites or the joint venture in the UAE

The Company continues to work with its hosting providers on improving efficiency and increasing uptime particularly in McCamey, Texas. September saw marked improvement due to decreased curtailment and optimization efforts that included upgrading equipment, leveraging our proprietary firmware, and other technical improvements. Excluding curtailment, our staff has helped increase uptime in McCamey, Texas by approximately 20% between July and September.

Financial Highlights and Updates

Figure 3: Financial Highlights

	Year-Over-Year Comparison			Prior Month Comparison
Metric	09/30/2023	09/30/2022	% Δ	09/30/2023	08/31/2023	% Δ
Total Cash, Cash Equivalents, & Restricted Cash ($, in millions)	101.2	64.1	58%	101.2	111.2	-9%
Unrestricted Cash	101.2	55.3	83%	101.2	105.5	-4%
Restricted Cash	0.0	8.8	-100%	0.0	5.7	-100%
Total BTC Holdings (in whole numbers)	13,726	10,670	29%	13,726	13,286	3%
Unrestricted BTC Holdings	13,726	6,841	101%	13,726	13,111	5%
Restricted BTC Holdings	0	3,829	-100%	0	175	-100%

As of September 30, Marathon holds a total of 13,726 unrestricted BTC. With the increasing size of bitcoin holdings, the Company expects to optimize its financial position while retaining long-run upside. In September 2023, the Company hedged 1,000 bitcoin using short-term enhanced costless collars, protecting against downside risk while keeping the upside potential. As part of our treasury operations, we may from time to time evaluate and deploy low-cost hedging strategies to a portion of our bitcoin holdings.

During September, Marathon opted to sell 800 BTC and intends to sell a portion of its bitcoin holdings in future periods to support monthly operations, manage its treasury, and for general corporate purposes. The Company ended the month with $101.2 million in cash and cash equivalents on its balance sheet, all of which was unrestricted. The combined balance of unrestricted cash and cash equivalents and bitcoin increased from $188.2 million to $471.2 million at September 30, 2023, when compared to the same period last year.

Special Meeting of Shareholders November 10, 2023

Marathon Digital Holdings will hold a Special Meeting of Shareholders on November 10, 2023 to consider and vote on several corporate proposals. For more information, please see the Schedule 14A filed with the Securities and Exchange Commission on October 2, 2023 and linked here.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hash rate may also materially affect the future performance of Marathon’s production of bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of October 2023. See “Forward-Looking Statements” below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings

Marathon is a digital asset technology company that focuses on supporting and securing the Bitcoin ecosystem. The Company is currently in the process of becoming one of the largest and most sustainably powered Bitcoin mining operations in North America.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

LinkedIn: www.linkedin.com/company/marathon-digital-holdings

Facebook: www.facebook.com/MarathonDigitalHoldings

Instagram: @marathondigitalholdings

Marathon Digital Holdings Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

Marathon Digital Holdings Media Contact:

Email: marathon@wachsman.com